Exhibit 99.1

Comstock Homebuilding Announces Refinance of The Eclipse on Center Park Condominium Project

RESTON, VA, February 2, 2011 (MARKETWIRE via COMTEX) — Comstock Homebuilding Companies, Inc. (NASDAQ: CHCI), (“Comstock”) today announced the closing of a new $11.85 million refinancing (“New Loan”) of its Eclipse on Center Park condominium project located in the Potomac Yard area of Arlington County, Virginia (the “Project”). The Project is a 465-unit, high-rise condominium complex in Arlington, Virginia just minutes from downtown Washington, D.C., the Pentagon and Reagan International Airport. The Project is a Class A upscale, urban-style, mixed-use complex with residential condominiums above an 83,000 square foot retail center, which includes a Harris Teeter grocery store and other convenience-oriented retailers. Comstock’s subsidiary, Comstock Potomac Yard, L.C. (the “Borrower”), secured the New Loan from Eagle Bank of Bethesda, Maryland. Proceeds from the New Loan were utilized to pay off existing indebtedness owed to Key Bank, N.A in advance of the Key Bank loan maturity in March 2011.

The New Loan provides several key benefits over the maturing loan including a lower overall cost of financing, a reduced sales quota requirement that better reflects current market conditions and an extended three year term, which Comstock believes will allow for the value of the asset to be maximized through the orderly sale of the remaining condominium units. The New Loan also allows for immediate access to any proceeds generated from the $12 million litigation award obtained by Comstock against the general contractor for the Project with respect to which an appeal is currently pending. The provisions of the Key Bank financing required an accelerated paydown of their loan.

“The closing of this new loan is an important step forward for Comstock,” said Christopher Clemente, Comstock’s Chairman and Chief Executive Officer. “Not only does this loan address the most significant portion of the Company’s 2011 debt maturities, it also will enhance project cashflow by providing adequate time to sell the remaining units in a manner that allows us to maximize the value of this key property.”

About Comstock Homebuilding Companies, Inc.

Established in 1985, Comstock is a multi-faceted real estate development and services company. Our substantial experience in building a diverse range of products including single-family homes, townhouses, mid-rise condominiums, high-rise condominiums and mixed-use (residential and commercial) developments has positioned Comstock as a prominent real estate developer and homebuilder in the Washington, D.C. metropolitan area. The company actively markets its products under the Comstock Homes brand and provides construction services through its subsidiary, Comstock Services, LC. Comstock Homebuilding Companies, Inc. trades on NASDAQ under the symbol CHCI. For more information on the Company or its projects please visit www.comstockhomebuilding.com

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s most recent Form 10-K, as filed with the Securities and Exchange Commission. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Contact:

Joe Squeri

Chief Financial Officer

703.230.1229

SOURCE: Comstock Homebuilding Companies, Inc.